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VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

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[Vishay letterhead]

May 4, 2006

Dear Fellow Vishay Stockholder:

          As you know, I am the Chairman of the Board of Vishay, but I am writing to you now as its founder and the largest individual holder of its stock.

          Vishay’s 2006 annual meeting of stockholders will be held on Thursday, May 11, 2006.  At the meeting stockholders are being asked to authorize a new issue of 200 million shares of Class C common stock.  These shares will be identical to our existing common stock, except for voting.  Each share of Class C common stock will have 1/10th of a vote per share.  I urge you to vote for this proposal.

          What do we intend to do with this new class of stock, and why do it through low-voting shares?

          First, some history.  Vishay started in 1962 with a special kind of resistor that I invented.  We went public in 1972.  Later, at a time when the Company had sales of $50 million, we issued shares of Class B common stock with 10 votes per share.  The Class B stock was offered to all stockholders, but with few exceptions only my co-founder, the late Alfred Slaner, and I subscribed for these shares.  Why did we do this?  We did not want to be taken over during the growth period.  We planned to go from $50 million to $500 million in sales. The Class B shares would allow control to stay with the founders.  Stockholders at the time approved this plan and the Class B shares.  Since the approval of the Class B shares, we have far exceeded $500 million in sales, to our current approximately $2.5 billion.  In the last 20 years, since 1985, our sales grew at a compound annual rate of 20%.

          How did we grow?  Some of our growth was, of course, internally generated.  But we also grew through acquisitions.  When our cash generation was not large enough to fund our acquisitions, we would borrow from our banks.  Eventually, at an opportune time, we would issue shares to reduce our borrowings.  In this way, the Company grew well beyond our early expectations, but as we issued more shares, the voting power of the founders was reduced to where it is now, about 46%.

          I believe we could bring Vishay from approximately $2.5 billion in sales to at least $10 billion in sales over the next 7 to 10 years.  To do this, Vishay has to be able to make acquisitions, as we did in the past—acquire for cash and refinance with stock when the time is ripe.  But this would reduce my voting power to a point where we would be open to a hostile takeover.  Hostile takeovers usually happen during a recessionary period, when share value is low.  A hostile takeover at a low valuation that would abort our growth plans is not in the interests of stockholders.

          Let me emphasize, Vishay does not intend to issue the shares now.  We don’t have any plans for it at this time.  But when some large acquisitions become available—whole companies or divisions—we will need the shares.  We had one opportunity of this sort.  But this acquisition would have very seriously diluted my vote.  As a stockholder, I could not support this, because it would cause a loss of control and jeopardize the growth to which I am committed.

          We have a choice.  Either to authorize a capital structure that will hopefully allow us to grow to a $10 billion company or to remain at our current pace.  The Class C shares that stockholders are being asked to authorize will allow Vishay to grow more quickly without diluting the current voting power that I believe is important for the Company.  That is why I ask you to join me in approving this proposal.  I hope you will do so.

Sincerely,

/s/ Felix Zandman

Felix Zandman